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                                   FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME OF REGISTRANT:  The Travelers Variable Life Insurance Separate Account
Two

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (203) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

            Ernest J. Wright
            Secretary
            The Travelers Life and Annuity Company
            One Tower Square
            Hartford, CT 06183

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         /X/  Yes                /  /  No

       Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 29th day of October, 1996.


                               THE TRAVELERS VARIABLE LIFE INSURANCE
                                    SEPARATE ACCOUNT TWO


                               *By:   /s/ Ian R. Stuart
                                  ---------------------------------------------
                                     Ian R. Stuart
                                     Vice President and Chief Financial Officer
                                     The Travelers Life and Annuity Company

Attest:


*By: /s/ Ernest J. Wright
    ------------------
    Ernest J. Wright
    Secretary